Exhibit 99.1

Neuronetics Announces the Appointment of Keith J. Sullivan as President and Chief Executive Officer

MALVERN, Pa., July 14, 2020 (GLOBE NEWSWIRE) – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on improving the lives of patients who suffer from psychiatric disorders, announced that Keith J. Sullivan has been appointed as the company’s President and Chief Executive Officer and has joined the Board of Directors effective immediately.

“The Neuronetics Board of Directors is very happy to complete our rigorous CEO search with the hiring of Keith Sullivan. Keith’s track record includes successfully growing multiple MedTech businesses, driving innovation and impressive market development,” said Brian Farley, Neuronetics’ Chairman of the Board. “We believe that Keith’s experience in commercializing products that involve both capital equipment and recurring revenue streams is an excellent fit with Neuronetics, and I am confident his public company experience and leadership skills further position Neuronetics extremely well for strong execution.”

Mr. Sullivan brings over three decades of medical device industry experience to the company. He most recently served as Chief Commercial Officer and President (North America) of ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform under the Coolsculpting® brand, from January 2016 until the acquisition of ZELTIQ by Allergan, Inc. in April 2017. Mr. Sullivan previously served as Senior Vice President and Chief Commercial Officer of ZELTIQ from November 2014 until January 2016 and as Senior Vice President of Worldwide Sales and Marketing from July 2013 through October 2014. Mr. Sullivan, who has more than 30 years of senior sales leadership experience in the medical device industry, has previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical. Mr. Sullivan received a Bachelor of Business Administration from the College of William and Mary and is a clinical professor in the Mason School of Business at William and Mary. Mr. Sullivan currently serves on the Boards of Directors of Sientra, Inc. and Venus Concept.

“I am very excited to join Neuronetics and work with the team to reinvigorate our business, optimize our go to market strategy, drive innovation and deliver premier service to our customers and the patients they treat. Mental health is so important, and the COVID-19 pandemic has brought to the forefront the debilitating impact of depression on individuals and society as a whole,” said Mr. Sullivan. “It is a privilege to join a company with the critically important mission of renewing lives by transforming neurohealth. I have been thoroughly impressed by the strength and caliber of the Neuronetics team and the Board of Directors. I look forward to capitalizing on the significant opportunities ahead.”

Mr. Farley concluded, “The Board is grateful to the Office of the President, Steve Furlong, CFO, and Andy Macan, General Counsel, as well as the rest of the executive team for leading the company during the CEO transition and guiding the company through the COVID-19 pandemic. We are pleased that the company has weathered these past four months so well in the face of such tremendous challenges.”

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Chelsey Manko

Vault Communications

Office: 610-455-2778

cmanko@vaultcommunications.com

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